THIS AGREEMENT made as of the 27th day of

September , A.D. 2010.

BETWEEN:

RICHARD BILLINGSLEY, of 11114 - 147A Street, Surrey, British Columbia,

V3R 3W2; and

DWAYNE KRESS, of P.O. Box 2662, Garibaldi Highlands, British Columbia, VON

1TO;

(hereinafter referred to collectively as the "Optionors" and individually referred to as

"Billingsley" and "Kress")

OF THE FIRST PART

AND:

SAN ANTONIO VENTURES INC., a company duly incorporated pursuant to the laws of the Province of British Columbia and having a registered office at 430 - 580

Hornby Street, in the City of Vancouver, in the Province of British Columbia, V6C

3B6;

(hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS the Optionors are the beneficial owner of a 100% undivided interest in eleven (11) mineral claims in Clinton Mining Division, British Columbia (hereinafter called the "Property"). A description of the said Property is attached hereto as Schedule "A".

AND WHEREAS the Optionee wishes to acquire an interest in the said Property.

AND WHEREAS the Optionee intends to file a Prospectus with the B.C. Securities Commission and list its common shares on the TSX Venture Exchange.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the payments and the premises, the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

REPRESENTATIONS OF THE OPTIONORS

1.01

The Optionors, jointly and severally, represent and warrant to the Optionee that:

(a)

to the best of their knowledge, information and belief, the mineral claims comprised in the Property have been duly and validly issued or located and recorded pursuant to the laws of British Columbia and are in good standing in respect to the performance and recording of assessment work;

(b)

there are, to the best of their knowledge, information and belief, no adverse claims or challenges against or to the ownership or title to the Property, or to their knowledge is there any basis therefore, and there are no outstanding agreements affecting the Property or any portion thereof save and except as described in Schedule "A";

(c)

the Optionors are the beneficial owners of the Property as described in Schedule

(d)

the Optionors have a right to enter into this Agreement and transfer an interest in the Property;

(e)

Billingsley is the registered owner of the Property as described in Schedule "A";

1.02

The representations and warranties of the Optionors herein before set out form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement and shall survive the execution of this Agreement.

1.03

The Optionors, jointly and severally, will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Optionors and acknowledge that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directly or through professional advisors, shall limit or extinguish the right to indemnity hereunder. In addition to any other remedies it may pursue, the Optionee may deduct the amount of any such loss or damage from any amounts payable by it to the Optionors hereunder.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

2.01

The Optionee represents and warrants to the Optionors that:

(a)

it has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia;

(b)

it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionee or any shareholders or directors resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound;

(c)

no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or placing it in bankruptcy or subject to any other laws governing the affairs of insolvent companies.

2.02

The representations and warranties contained in paragraph 2.01 are provided for the exclusive benefit of the Optionors, and a breach of any one or more thereof may be waived by the Optionors in whole or in part at anytime without prejudice to their rights in respect of any other breach of the same or any other representation or warranty. The representations and warranties of the Optionee contained in paragraph 2.01 are conditions upon which the Optionors have relied in entering into this Agreement and shall survive the execution of this Agreement.

2.03

The Optionee will indemnify and save the Optionors harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Optionee and acknowledges that the Optionors have entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionors, directly or through professional advisors, shall limit or extinguish the right to indemnify hereunder.

PURCHASE PRICE

3.01

The Optionors hereby grants to the Optionee the sole and exclusive right and option to acquire a 100% undivided interest in and to the Property subject to the terms of this Agreement in consideration for the cash payments and share issuances as described in paragraph 3.02.

3.02

In order to keep the right and option granted to the Optionee respecting the Property in good standing and in force the Optionee shall do the following:

(a)

pay to the Optionors $15,000.00, each as to one-half, on execution of this Agreement;

(b)

pay to the Optionors, a further $25,000.00, each as to one-half, and issue to the Optionors 100,000 common shares of the Optionee, each as to one-half, fully paid and non-assessable shares no later than 15 days after the date the Optionee's shares are listed, posted and called for trading on the TSX Venture Exchange.

3.03

Forthwith after execution of this Agreement, the Optionors will deliver to the evidence that the Property has been transferred to the Optionee pursuant to the Mineral Tenure Act and the MTO on-line system;

(i)

evidence that the Property has been transferred to the Optionee pursuant to the Mineral Tenure Act and the MTO on-line system;

(ii)

all non-public data and other information in the possession or control of the Optionors with respect to the Property.

3.04

The Optionors acknowledge that the shares are to be allotted and issued to them hereunder pursuant to the exemptions from the registration and prospectus requirements of applicable securities legislation and acknowledge, confirm and covenant with the Optionee that:

(i)

they will comply with all requirements of applicable securities legislation in connection with the issuance to them of the shares and the resale of the shares;

(ii)

they are not entering into this Agreement as a result of any material information about the affairs of the Optionee that, to their knowledge, has not been publicly disclosed.

3.05

The Optionee and the Optionors agree that they will make a joint election under sub-section 85(1) of the Income Tax Act (Canada) at an adjusted cost base equal to the Optionee's aggregate acquisition cost of the Property.

TRANSFER OF PROPERTY, PROPERTY REPORTING AND FILING

4.01

During the term of this Agreement and the Option, the Optionee shall have the right to register this Option Agreement on title to the Property; provided however, that such encumbrance shall immediately be discharged by the Optionee and at its costs, upon termination of this Agreement.

4.02

The Optionee shall have the exclusive right at all times during the currency of this Agreement to enter in and upon the Property and to the extent that it is in its sole discretion may consider advisable to explore, examine, prospect, investigate, map, survey, mine, develop and to carry out commercial production on the Property or any part or parts thereof, and to extract, remove and treat rock, earth and, ore and minerals therefrom and to dump and store materials and waste materials thereon or therein. In doing such exploration, development, mining and production work, the Optionee may treat the Property as a group or in conjunction with adjoining claims which the Optionee may own and may explore and develop the Property by means of drilling, shaft sinking, cross cutting, drifting and raising, or by any other exploration or development or mining method as recommended by its engineers, geologists and consultants. The Optionee shall have custody, possession and control of all drill cores during the twit of this Agreement and upon the termination of this Agreement shall deliver up to the Optionors all such drill cores, together with all assays, geological information, models, maps and reports made prepared or taken in connection with the work conducted, or to be conducted, on the Property pursuant to the terms of this Agreement. The Optionee shall have the right to do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable; to bring upon and erect upon the Property building, plant machinery and equipment as the Optionee may deem advisable; to remove therefrom and dispose of reasonable quantities of ores and minerals for the purposes of obtaining assays or making other tests (up to 50 tons from each mineral claim or crown granted mineral claims); and to mine, remove and sell for its own benefit, any and all ores, minerals, ore products obtained from the Property.

FORCE MAJEURE

5.01

If the Optionee is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reasons or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of Agreement as set out herein shall be extended by a period of time equal in length to the period of such prevention and delay.

5.02

The Optionee, insofar as is possible shall promptly give written notice to the Optionors of the particulars of the reasons for any prevention or delay under this Section and shall take all necessary steps to remove the cause of such prevention or delay and shall give written notice to the Optionors as soon as such cause ceases to exists.

COVENANTS OF THE OPTIONEE

6.01

The Optionee hereby covenants and agrees with the Optionors as follows:

(a)

that during the currency of this Agreement it will maintain the said Property in good standing and record as assessment work against the Property all work that qualified for such recording and will pay all rentals, taxes or other governmental charges which shall fall due during the period of this Option;

(b)

that it will carry out its operations on the Property in a careful and miner like manner and in accordance with the applicable laws and regulations of British Columbia and Canada;

(c)

That it properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, income tax deductions and all other accounts and indebtedness incurred by it so that no claim or lien arise thereon or upon the Property, the ores or minerals contained therein and it will indemnify the Optionors and save them harmless from any and all loss, costs, actions, suits, damages or claims which may be made against the Optionors in respect of the operations on the Property, provided however, that the Optionee shall have the right to contest the validity of any such lien or claim of lien;

(d)

upon the termination of this Agreement that it will leave the Property in a safe condition in accordance with applicable statutes and regulations;

(e)

that it will at all times maintain and keep true and correct records of all production and disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the parties hereto in connection with their rights and obligations under this Agreement. Such records shall be open at all reasonable times upon reasonable notice for inspection by the Optionors or his duly authorized representative;

(f)

that it will indemnify and hold harmless the Optionors from and against any damage, claim or demand arising out of the Optionee's failure to comply with this paragraph;

(g)

that it will allow the Optionors or any duly authorized agent or representative of the Optionors to inspect the Property upon giving the Optionee 48 hours written notice; PROVIDED HOWEVER, that it is agreed and understood that the Optionors or any such agent or representative shall not interfere with the Optionee's activities on the Property and shall be at his own risk and that the Optionee shall not be liable for any loss, damage or injury incurred by the Optionors or his agent or representative arising from its inspection of the Property, however caused;

(h)

that it will obtain all necessary environmental permits prior to commencing operations on the Property and it will be responsible for any environmental assessments made by governmental bodies as a result of operations on the Property;

(i)

this Agreement shall be an option only and the Optionee may terminate the Agreement upon the expiration of thirty (30) days notice in writing to the Optionors;

OPTIONOR'S RIGHTS TO INFORMATION

7.01

The Optionee shall provide the Optionors with copies of all Engineering and Geological reports, maps and other data pertaining to the Property and any exploration or development work or examinations of said Property. The Optionors or his duly authorized representative, at their own risk and expense are permitted to inspect the Property, provided such inspection does not interfere with the operations of the Optionee. The Optionors agree that all data, reports records and other information relating to the Property will be treated as confidential. The parties hereto agree that none of them shall disclose to any third party or to the public any information concerning the Property or the results of operations on the Property without the express written consent of the other Party, except as are necessary to abide with the Statutes and Regulations thereunder of the Province of British Columbia or Canada or the TSX Venture Exchange.

SURRENDER OF PROPERTY INTEREST PRIOR TO COMPLETION OF AGREEMENT

8.01

The Optionee may at any time before the first anniversary date of this Agreement elect to abandon its interest in the Property and in this Agreement by giving notice to the Optionors of any such intention and by meeting any and all outstanding obligations regarding the Property. After the first anniversary date, the Optionee is committed to all the terms of Section 3.02.

TERMINATION NOTICE

9.01

Until such time as the Optionee has carried out all of the terms of paragraph 3.02:

(a)

this Agreement shall be an option only and the Optionee may terminate the Agreement upon the expiration of thirty (30) days notice in writing to the Optionors, provided that the Optionee has met all outstanding obligations regarding the Property;

(b)

This Agreement shall terminate upon the expiration of thirty (30) days after service of notice in writing by the Optionors of a breach of any condition or covenant herein contained on the part of the Optionee to be observed or performed if such breach has not theretofore been remedied.

OPTIONEE'S INDEMNITY

11.01

The Optionee shall indemnify and save harmless the Optionors from any and all liability arising on or in relation to the Property during the term of this Agreement, unless caused by the fault of the Optionors.

DEFAULT

12.01

Notwithstanding anything in this Agreement to the contrary, if either the Optionee or the Optionors (the "defaulting party") should be in default of any requirement herein set forth, the other party shall give written notice to the defaulting party specifying the default and the defaulting party shall not lose any right granted under this Agreement unless within 30 days after the giving of notice of default by the other party, the defaulting party shall have failed to cure any such default, in which event this Agreement shall terminate subject however to the surrender provisions set out in paragraph 8.01 herein.

ARBITRATION

13.01

The parties agree that all questions or matters in dispute as to the interpretation or effect or any provision of this Agreement or any of the schedules attached hereto shall be finally settled by arbitration in the manner hereinafter set forth. If either the Optionee or the Optionors wish to submit a matter to arbitration, then such party shall give to the other party not less than ten (10) days' prior written notice of intention to do so, which party giving notice shall nominate one arbitrator and the other shall within fifteen (15) days after receiving such notice nominate another arbitrator. The two arbitrators so nominated shall within the next thirty (30) days unanimously agree on the appointment of a third arbitrator to act with them and to be chairman of the arbitration. If either of the Optionee or the Optionors shall fail to nominate an arbitrator within fifteen (15) days after receiving notice of the nomination of the first arbitrator, the first arbitrator shall be the only arbitrator, and if two arbitrators are nominated but shall be unable to agree unanimously on the appointment of the chairman, the chairman shall be appointed under the provisions of the the Commercial Arbitration Act (British Columbia). In all other respects, the arbitration shall be conducted in accordance with such Act and the chairman or, in the case whereby only one arbitrator is nominated, the single arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing evidence and representations and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act. The parties agree that the award of a majority of arbitrators or, in the case of a single arbitrator of the said arbitrator shall be binding upon each of them both as to law and fact and there shall be no appeal therefrom. Judgment or any award rendered pursuant to the arbitration proceedings may be entered into any court of competent jurisdiction or application made to such court for Judicial acceptance of the award and an order of enforcement.

NOTICE

13.01

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or mailed by registered mail at the addresses first herein appearing and any notice given as aforesaid shall be deemed to have been delivered when delivered, or if mailed, to be delivered on the said business day after the date of mailing except in the event of postal disruption, when notice shall be delivered. Any party may, from time to time by notice in writing, change its address for the purpose of this Section.

INTERPRETATION

14.01

The terms of this Agreement shall be construed in accordance with the laws of the British Columbia.

ENUREMENT

15.01

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors or assigns, as the case may be.

ADDITIONAL TERMS

16.01

Each of the parties hereto agree to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement, fully and effectually.

16.02

Notwithstanding anything to the contrary in this Agreement, expressed or implied, the right, present or contingent of either party hereto to acquire an interest from the other party hereto shall cease and terminate and be at an end not later then ninety-nine years after the date of this Agreement.

16.03

This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written heretofore existing between the parties hereto in respect of the subject matter of this Agreement.

16.04

This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

16.05

Wherever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires.

16.06

Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

16.07

Nothing contained in this Agreement shall cause a party to be a partner, agent or legal representative of any other party. It is intended that this Agreement shall not create the relationship of a partnership between the parties and that no act done by any party pursuant to the provisions hereof shall operate to create such a relationship.

16.08

All reference to monies hereunder are to Canadian dollars and all payments to be made to any party hereunder may be made by certified cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Said bank or banks shall be deemed to be the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

16.9

The headings of the Sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction of anything herein contained or govern the rights and liabilities of the parties.

16.10

If any one or more of the provisions contained herein should be invalid, unenforceable, or illegal in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired thereby.

16.11

This Agreement may not be changed orally but only by an agreement in writing, duly executed by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

17.12

Words used herein importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include firms and corporations.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SCHEDULE "A"

TO THE AGREEMENT between RICHARD BILLINGSLEY, DWAYNE KRESS and SAN ANTONIO VENTURES INC. as of the 27th day of September, 2010.

The property consists of 11 mineral claims:

CLINTON MINING DIVISION

PROVINCE OF BRITISH COLUMBIA

Claim Name	Tenure No.	Expiry Date	Area

Fame 1	799487	June 26, 2011	80.489
Fame 2	799502	June 26, 2011	281.677
Fame 3	799503	June 26, 2011	181.132
Fame 4	799522	June 26, 2011	181.098
Fame 5	799562	June 26, 2011	60.357
Fame 6	799564	June 26, 2011	80.513
Fame 7	799602	June 26, 2011	462.801
Fame 8	799623	June 26, 2011	483.135
Fame 9	799624	June 26, 2011	503.023
Fame 10	799642	June 26, 2011	503.281
Fame 11	799643	June 26, 2011	382.544

		Total:	3,200.049 ha